Exhibit 10.4

[*] CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

SUBLICENSE AGREEMENT

THIS AGREEMENT is entered into this 24th day of June, 2021 (the “Effective Date”), by and between Sanovas Ophthalmology LLC, a Nevada limited liability company having its principal office at 9120 Double Diamond Parkway, Reno NC 89521 (“Licensee”), and Retinalgenix Technologies, Inc., a corporation having its principal 1450 N. McDowell Blvd, Petaluma, CA 94954 (“Sublicensee”) (each of Licensee and Sublicensee a “Party,” and together, the “Parties”).

WHEREAS, Sanovas Intellectual Property LLC (“Licensor”) is the owner of the Licensed IP (as defined below) and has the right to grant licenses thereunder;

WHEREAS, pursuant to a Master License Agreement, effective as of June 24, 2021 between Licensor and Licensee (the “Master License Agreement”), Licensor has granted Licensee license rights to the Licensed IP on the terms and conditions of the Master License Agreement, including the right to grant sublicenses thereunder; and

WHEREAS, Sublicensee desires and Licensee is willing to grant a sublicense to the Licensed IP covered by the Master License Agreement on the terms and conditions in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. As used in this Agreement:

1.1. “Affiliate” means any corporation, firm, limited liability company, partnership or other entity that directly controls or is controlled by or is under common control with a Party to this Agreement. For purposes of this definition, “control” means ownership, directly or indirectly through one or more Affiliates, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a Party controls or has the right to control the Board of Directors or equivalent governing body of a corporation or other entity.

1.2. “Change of Control” means (a) the acquisition of Sublicensee by another person or entity by means of any transaction or series of related transactions (including any stock transfer or series of transfers, reorganization, merger or consolidation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of Sublicensee; or (b) a sale of all or substantially all of the assets of Sublicensee to a Third Party.

1.3. “Confidential Information” means all proprietary unpublished or nonpublic information or materials including, but not limited to, written, oral or virtually presented information and such items as electronic media products, trade secrets, financial information, equipment, databases and the like provided by one Party to the other under this Agreement, or which is observed by a Party while on the other Party’s premises.

However, it shall not include any information or material that is: (a) already known to the receiving party at the time of disclosure (other than from the disclosing party); (b) publicly known other than through acts or omissions of the receiving party; (c) disclosed to the receiving party by a third party who was not and is not under any obligation of confidentiality; or (d) independently developed by the receiving party without use of or access to the Confidential Information.

1.4. “Existing Patent(s)” means any and all United States and foreign patents and patent applications listed in Schedule A, together with all patents or patent applications that claim priority thereto, or that are issued therefrom and all continuations, continuations-in-part, divisionals, extensions, substitutions, reissues, re-examinations, and renewals, as well as any foreign counterpart (including PCTs), of any of the foregoing (collectively “Patents”), whether filed before or after the Effective Date. Licensor will twice per calendar year provide Licensee with an updated Schedule A adding additional patents and/or patent applications, which shall then supersede and replace any prior version(s) of Schedule A.

1.5. “Field” means all uses related to the screening, examination, diagnosis, prevention and/or treatment of any eye disease, medical condition or disorder, or any disease, medical condition or disorder affecting the eye.

1.6. “First Commercial Sale” shall mean, on a country-by-country basis, the date of the first arm’s length transaction, transfer or disposition for value to a Third Party of a Licensed Product by or on behalf of Sublicensee or a Sub-sublicensee in such country.

1.7. “Improvement(s)” any derivative works, enhancements, updates or modifications to the Licensed IP, provided that (a) the manufacture, use, offer for sale, sale or importation of the derivative, enhancement, update or modification would, but for this Agreement, infringe a Valid Claim in a jurisdiction where such a Valid Claim exists; or (b) the derivative, enhancement, update or modification incorporates, uses or is derived from any Know-How.

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1.8. “Know-How” means any and all technical information, trade secrets, formulas, prototypes, specifications, directions, instructions, test protocols, procedures, results, studies, analyses, raw material sources, supplier lists, tooling, data, manufacturing data, formulation or production technology, conceptions, ideas, innovations, discoveries, inventions, processes, methods, materials, machines, devices, formulae, equipment, enhancements, modifications, technological developments, techniques, systems, tools, designs, drawings, plans, software, web-based platforms, documentation, data, programs, internet domain names, and other knowledge, information, skills, and materials owned or controlled by Licensor currently or in the future related to the Technology in the Field.

1.9. “Licensed IP” means the Licensed Patents and Know-How.

1.10. “Licensed Patents” means Existing Patents and Related Patents.

1.11. “Licensed Product(s)” means any product (a) the manufacture, use, or sale of which would, absent the license granted to Sublicensee hereunder, infringe any Valid Claim included in the Licensed Patents in a country where such Valid Claim exists, or (b) any product not covered by (a) but that is directly developed and/or manufactured through material use of the Know-How.

1.12. “Net Sales” means the gross invoiced sales amount for Licensed Products sold to unaffiliated Third Parties by Sublicensee or its Sub-sublicensees worldwide, less the following amounts incurred or paid by Sublicensee or its Sub-sublicensees with respect to sales of Licensed Products:

(a) trade, cash and quantity discounts or rebates actually allowed or taken, including discounts or rebates to governmental or managed care organizations;

(b) credits or allowances actually given or made for rejection of, and for uncollectible amounts on, or return of previously sold Licensed Products (including Medicare and similar types of rebates);

(c) any charges for insurance, freight, and other transportation costs directly related to the delivery of Licensed Product invoiced to and/or paid by the purchaser of such Licensed Products;

(d) any tax, tariff, duty or governmental charge levied on the sales, transfer, transportation, export, import or delivery of a Licensed Product (including any tax such as a value added, sales, use or similar tax or government charge) borne by the seller thereof, other than franchise or income tax of any kind whatsoever; and

(e) any import or export duties or their equivalent borne by the seller.

“Net Sales” shall not include sales or transfers between Sublicensee and its Sub-sublicensees, unless the Licensed Product is used or otherwise consumed by Sublicensee, or any Sub-sublicensee. Use or consumption of a Licensed Product by Sublicensee or any Sub-sublicensee shall constitute a Third Party sale of said Licensed Product. Net Sales in respect of such use or consumption shall be calculated as the average selling price of like quantities of said Licensed Products sold in the United States during the reporting period in which such Licensed Product was used or consumed.

Where the Licensed Products are incorporated or combined in another product or kit and sold or otherwise supplied as a combination product (“Combination Product”) at a single, unitary price, the price of the Licensed Product for the purpose of calculating Net Sales attributable to the Licensed Product shall be determined by multiplying the Net Sales for the Combination Product by the fraction A/(A + B) where A is the average gross sale price of the Licensed Product when sold separately in finished form and B is the average gross sale price of the other included product(s) sold separately in finished form.

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If a Combination Product is comprised of more than one Licensed Product, the royalties payable on the Net Sales of the Combination Product shall be calculated in accordance with the methodology set forth above to include each such Licensed Product to determine the royalties payable thereon, as follows: A + A’ + A”, etc./( A + A’ + A”, etc. + B), where A and A’ and A”, etc. are the respective average sale prices of Licensed Products A, A’ and A” and B is the average sale price of any and all other products included in the Combination Product when such other product is (or other products are) sold individually in finished form.

1.13. “Related Patent(s)” means all Patents that claim any Improvements of or are otherwise applicable to the Technology, that have a filing date, were acquired by, or were transferred or licensed to Licensor on or after the Effective Date.

1.14. “Sub-sublicensee” shall mean any Affiliate or Third Party to whom Sublicensee grants a sublicense of some or all of the rights granted to Sublicensee under this Agreement.

1.15. “Technology” means the electronic hardware, software, algorithms, and related technology that operate as eye diagnostic systems currently known as the RetinalGeniX Imaging System, and the RetinalCam Home Monitoring and Physician Alert System, including all future versions and new releases of the foregoing.

1.16. “Term” shall have the meaning set forth in Section 13.

1.17. “Territory” means worldwide.

1.18. “Third Party” means any person or entity other than Licensee, Sublicensee and their respective Affiliates.

1.19. “Trademark(s)” means any and all current and future United States and foreign trademarks, trademark applications, brand names, trade dress rights, and logos that are associated with the Technology in the Field, including but not limited to those listed in Schedule A.

1.20. “Valid Claim” means an issued, unexpired patent claim contained in a Licensed Patent as long as the claim has not been admitted by Licensor or otherwise caused to be invalid or unenforceable through reissue, disclaimer or otherwise, or held invalid or unenforceable by a tribunal or governmental agency of competent jurisdiction from whose judgment no appeal is allowed or timely taken.

2. Grant of Sublicense.

2.1. Sublicense. Subject to the terms and conditions of this Agreement, Licensee hereby grants to Sublicensee during the Term an exclusive (including as to Licensor and Licensee), irrevocable, nontransferable (except as provided in Section 16.4), royalty-bearing license, with the right of sublicense under Section 3, in and to the Licensed IP and Licensor’s interest in any Improvements to develop, have developed, make, have made, sell, offer for sale, have sold, use, import and export, and otherwise exploit Licensed Products throughout the Territory for any and all uses in the Field. This license grant and right to grant sublicenses in Section 2.1 shall extend beyond the Royalty End Date.

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2.2. Trademark Sublicense. Subject to the terms and conditions of this Agreement, Licensee hereby grants to Sublicensee during the Term, an exclusive (including as to Licensor and Licensee), irrevocable, nontransferable (except as provided in Section 16.4), royalty-bearing license, with the right of sublicense under Section 3, to the Trademarks in connection with the Licensed Products in the Field in the Territory. This license grant and right to grant sublicenses in Section 2.2 shall extend beyond the Royalty End Date.

2.3. Reservation of Rights. Sublicensee acknowledges and agrees that:

(a) Licensor expressly reserves an irrevocable right to use and have used the Licensed IP to research, develop, make, have made, use, offer for sale, sell, and import products (other than the Licensed Products) for use outside of the Field;

(b) Sublicensee shall not at any time do or cause to be done, directly or indirectly, any act or thing which may impair or tend to impair in anyway Licensor’s rights, title and interest in and to the Licensed IP or otherwise damage or conflict with the interest of Licensor.

2.4. No Other Rights. Sublicensee also acknowledges and agrees that Licensor has all right, title and interest in and to the Licensed IP and Trademarks, and that Sublicensee shall acquire no right, title, or interest in or to the Licensed IP or Trademarks, by implication, estoppel or otherwise, other than the sublicense granted to Sublicensee under this Agreement. Licensor may also assign, convey, sell, encumber, or otherwise transfer to a Third Party its Licensed IP and Trademarks, provided that such Third Party assumes Licensor’s obligations under the Master License Agreement and this Agreement remains in full force and effect. This Agreement is subject to the Master License Agreement and Licensor has the right to enforce its rights in the Licensed IP.

2.5. Transfer of Know-How. Licensee will provide reasonable access to necessary personnel to transfer all Know-How, personnel, and materials that Sublicensee may reasonably request, and will use commercially reasonable efforts to respond to all questions that Sublicensee may have with respect to such Know-How and assist Sublicensee’s personnel in becoming familiar with such Know-How.

2.6. Improvements. Sublicensee agrees that Licensor owns all right, title, and interest in and to any Improvements, whether made by Licensor, Licensee, Sublicensee, or any Sub-sublicensee during the Term of this Agreement. Sublicensee and its Sub-sublicensee hereby assign all right, title, and interest in and to any Improvements to Licensor. Any such Improvements or Related Patents shall be deemed as part of the Licensed IP and subject to the terms hereof.

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3. Sub-Sublicensing. Subject to the terms and conditions of this Agreement, Sublicensee shall have the right to grant exclusive or non-exclusive sub-sublicenses of its rights under the Licensed IP.

3.1. Scope of Sub-Sublicense. No sub-sublicense may exceed the scope of rights granted to Sublicensee hereunder. Sublicensee shall require all sub-sublicenses to be in writing and to: (a) include an agreement by the Sub-sublicensee that is consistent with this, and made subject to the terms and conditions of this Agreement, including an audit right by Licensor and Licensee; and (b) include Licensor and Licensee’s right to enforce their rights in the Licensed IP.

3.2. Sub-sublicense Agreements. Sublicensee shall deliver to Licensor and Licensee each a true, complete, and correct copy of each sub-sublicense agreement entered into by Sub-sublicensee, and any modification or termination thereof, within thirty (30) days following the applicable execution, modification or termination of each sub-sublicense agreement.

3.3. Enforcement; Termination. Sublicensee shall enforce all sub-sublicenses at its own cost. In the event of the termination or expiration of this Agreement, all sub-sublicense rights shall terminate effective as of the termination or expiration of this Agreement.

3.4. Quality Control of Trademark Use. The Parties agree that the quality of the Licensed Products shall be at least the same quality as products covered by Licensed IP that are currently marketed by Sublicensee, and that upon reasonable request by Licensee, Sublicensee shall provide samples of its use of the Trademarks hereunder to Licensee.

4. Royalties.

4.1. Royalty. In consideration of the grant of the sublicense by Licensee hereunder, and subject to the other terms of this Agreement (including the remainder of this Section 4), commencing on the date of the First Commercial Sale of each Licensed Product in each country in the Territory and continuing on a country by country basis until the expiration or termination of the last Valid Claim of a Licensed Patent in such country (the “Royalty End Date”), Sublicensee shall pay to Licensee a royalty equal to [*] percent ([*]%) of Net Sales of any Licensed Product.

4.2. Third Party Royalty Offset. In the event that in any royalty period, Sublicensee or its Sub-sublicensee, in order to exploit the sublicense granted to it under Section 2.1 of this Agreement in any country, actually makes royalty payments to one or more Third Parties (“Third Party Payments”) as consideration for a license to an issued patent or patents, in the absence of which the Licensed Product could not legally be used or sold in such country, then Sublicensee shall have the right to reduce the royalties otherwise due to Licensee pursuant to Section 4.1 above for such Licensed Product by fifty percent (50%) of such Third Party Payments. Notwithstanding the foregoing, such reductions shall in no event reduce such royalty for such Licensed Product in any such country to less than fifty percent (50%) of the rates otherwise specified above.

5. Reports and Payments.

5.1. Payments. Unless otherwise expressly provided herein, Sublicensee shall make all royalty payments owed to Licensee hereunder in arrears, within thirty (30) days from the end of each six (6) calendar month period in which such payment accrues, with the first royalty period beginning January 1, and the second royalty period beginning July 1, of each calendar year (each, a “Royalty Period”). For purposes of determining when a sale of any Licensed Product occurs under this Agreement, the sale shall be deemed to occur on the earlier of (a) the date the Licensed Product is shipped or (b) on the date of the invoice to the purchaser of the Licensed Product.

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5.2. Reports. Sublicensee shall deliver reports to Licensee within thirty (30) days of the end of each Royalty Period, each such report containing at least the following information for the immediately preceding Royalty Period: (a) the total number of Licensed Products sold, distributed or otherwise disposed of in every country in which Licensed Products are offered for sale by Sublicensee and its Sub-sublicensees for the Royalty Period; (b) the gross price charged by Sublicensee and its Sub-sublicensees for each Licensed Product offered for sale, sold, distributed or otherwise disposed of in each country during the Royalty Period; (c) calculation of Net Sales for the applicable Royalty Period in each country, including a listing of applicable deductions; and (d) the total royalty payable on Net Sales in U.S. dollars, together with the foreign exchange rates used for currency conversion as quoted in The Wall Street Journal on the last day of the Royalty Period in which the Net Sales occurred. If no amounts are due to Licensee for any Royalty Period in any country where Licensed Products are offered for sale, the report shall so state.

5.3. Taxes. Royalties and other sums payable under this Agreement are exclusive of taxes. Sublicensee or its Sub-sublicensees, as applicable, shall pay all foreign, federal, state, municipal and other governmental excise, sales, use, property, customs, import, value added, gross receipts and other taxes, fees, levies and duties of any nature, now in force or enacted in the future that are assessed upon or with respect to the manufacture, use, offer for sale, sale or importation of the Licensed Products, any royalties or other payments made or owing hereunder, or otherwise arising in connection with this Agreement or any transactions contemplated hereby, but excluding taxes based on Licensee’s net income or revenues from this Agreement. Sublicensee shall also pay all such royalties and other sums payable hereunder free and clear of all deductions and withholdings whatsoever, unless the deduction or withholding is required by law.

6. Records and Audit.

6.1. Records. Sublicensee shall keep, and shall require its Sub-sublicensees to keep, complete and accurate records throughout the Term related to the sales of Licensed Products, which records shall contain sufficient information to permit Licensor and Licensee to calculate royalty payments to be made to Licensee hereunder, to confirm the accuracy of any reports delivered to Licensee under Section 5.2.

6.2. Audits. At the request of Licensee or Licensor, which shall not be made more frequently than once per calendar year during the Term, upon at least thirty (30) days’ prior written notice from Licensee, and at the expense of Licensee and Licensor (except as otherwise provided herein), the relevant records required to be maintained under Section 6.1 will be open for inspection (during regular business hours) by an independent certified public accountant reasonably selected by Licensor or Licensee, as applicable, and reasonably acceptable to Sublicensee. The Licensor or Licensee representative will treat as confidential all relevant matters and will be a person or firm reasonably acceptable to Sublicensee. In the event such audit reveals an underpayment by Sublicensee, Sublicensee will, within thirty (30) days, pay the royalty due in excess of the royalty actually paid. In the event the audit reveals an underpayment by Sublicensee of more than five percent (5%) of the amount due, Sublicensee will pay the reasonable out-of-pocket costs and expenses incurred by Licensor or Licensee, as applicable, in connection with the review.

7. Commercialization; Diligence Reports.

7.1. Commercialization. From and after the Effective Date, Sublicensee shall have full control and authority over the development and commercialization of Licensed Products in the Field in the Territory, including without limitation, (a) all activities relating to manufacture and supply of all Licensed Products, (b) all marketing, promotion, sales, distribution, import and export activities relating to any Licensed Product, and (c) all activities relating to any regulatory filings, registrations, applications and regulatory clearances and approvals relating to any of the foregoing. Sublicensee shall own all data, results and all other information arising from any such activities under this Agreement, including without limitation, all regulatory filings, registrations, applications and regulatory clearances and approvals relating to Licensed Products, and all of the foregoing information, documentation and materials shall be considered Confidential Information and solely owned by Sublicensee. All activities relating to development and commercialization under this Agreement shall be undertaken at Sublicensee’s sole cost and expense, except as otherwise expressly provided in this Agreement.

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7.2. Diligence Reports. Sublicensee will provide Licensee with annual reports on March 15th of each year during the Term, detailing: (a) as of that reporting period, all business development, financial and marketing activities for each Licensed Product; and (b) an updated business development plan for the next annual period.

8. Prosecution and Maintenance.

8.1. Prosecution. Sublicensee acknowledges and agrees that Licensor, in consultation with Licensee and Sublicensee, shall prepare, file, prosecute, and maintain any and all applications under the Licensed Patents, Trademarks, and other applicable Licensed IP, either domestic or foreign, in Licensor’s name, as necessary to protect the Licensed IP and any Improvements thereof, at its sole cost, expense and discretion, and using patent counsel reasonably acceptable to Sublicensee. Licensee (i) will provide Sublicensee with a copy of any proposed patent application within Licensed Patents and relevant to the Field for review and comment reasonably in advance of filing, which shall under no circumstances be less than thirty (30) days), and (ii) will keep Sublicensee reasonably informed of the status of such filing, prosecution and maintenance, including, without limitation, (A) by providing Sublicensee with copies of all communications received from or filed in patent office(s) with respect to such filing, and (B) by providing Sublicensee, a reasonable time prior to taking or failing to take any action that would affect the scope or validity of any such of any such filing (including the substantially narrowing, cancellation or abandonment of any claim(s) without retaining the right to pursue such subject matter in a separate application, or the failure to file or perfect the filing of any claim(s) in any country), with prior written notice of such proposed action or inaction so that Sublicensee has a reasonable opportunity to review and comment.

8.2. If Licensor fails to undertake the filing(s) of any patent application or submission with respect to any invention under such Licensed Patents, then not less than ninety (90) days prior to the last date for making the applicable filing or submission to preserve rights under such patent application, Sublicensee may undertake such filing(s) at its own expense, in which case Licensee will cause to be assigned to Sublicensee all of Licensor’s rights to such patent application and invention and any subsequently issued patent thereon in the country or countries in which Sublicensee undertakes such filing(s), each of which thereafter will be owned solely by Sublicensee.

8.3. If Licensor otherwise fails to maintain the Patents, Trademarks, or other applicable Licensed IP, or fails to transfer appropriate Know-How in accordance with this Agreement, Sublicensee shall have the right to maintain the Patents, Trademarks, or other applicable Licensed IP at its own cost and expense, and Licensee shall cause all such rights as may be necessary for Sublicensee to exercise the foregoing right to be transferred to Sublicensee.

9. Infringement and Actions.

9.1. Enforcement. A Party receiving notice of alleged infringement of the Licensed IP or Trademarks by a Third Party, or having a declaratory judgment action alleging invalidity or noninfringement of any Licensed IP or Trademarks brought against it, shall promptly provide written notice to the other Party of the alleged infringement or declaratory judgment action, as applicable, with a sample of the alleged infringing article, after which the Parties will expeditiously confer to decide upon an appropriate course of action, if any, to take against the alleged infringer in view of all of the circumstances then existing. If the Parties agree to initiate suit against the alleged infringer jointly, absent any agreements to the contrary, the Parties will equally bear the costs of the action, and Licensee will control the action as it relates to the Patents or other Licensed IP or Trademark enforcement in the Field.

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9.2. Defense. Licensee will have the first right, but not the obligation, at its own expense, to take any measures deemed appropriate by Licensee, regarding (a) challenges to the Licensed Patents or other applicable Licensed IP (including interferences, derivation proceedings, and oppositions) or the Trademarks and (b) defense of the Licensed Patents or other Licensed IP (including declaratory judgment actions) in the Field or Trademarks, including, without limitation, bringing suit (or taking other appropriate legal action) against any actual, alleged or threatened infringement of the Licensed IP in the Field. Sublicensee shall reasonably cooperate in any such measures if requested to do so by Licensee. Sublicensee shall have the right, at its own expense, to be represented in any such action by Licensee by counsel of Sublicensee’s own choice; provided, however, that under no circumstances shall the foregoing affect the right of Licensee to control the suit as described in the first sentence of this Section 9.2. If Licensee does not file any action or proceeding against any such infringement within three (3) months after the later of (i) Licensee’s notice to Sublicensee under Section 9.1 above, (ii) Sublicensee’s notice to Licensee under Section 8.1 above, or (iii) a written request from Sublicensee to take action with respect to such infringement, then Sublicensee shall have the right (but not the obligation), at its own expense, to take any measures deemed appropriate by Sublicensee, regarding (a) challenges to the Licensed Patents or other applicable Licensed IP (including interferences, derivation proceedings, and oppositions) or Trademarks, and (b) defense of the Licensed Patents or other Licensed IP (including declaratory judgment actions) in the Field or Trademarks, including, without limitation, bringing suit (or taking other appropriate legal action) against any actual, alleged or threatened infringement of the Licensed IP in the Field or Trademarks.

9.3. Cooperation. If a Party brings any such action or proceeding hereunder, the other Party agrees to be joined as party plaintiff if necessary to prosecute such action or proceeding, and to give the Party bringing such action or proceeding reasonable assistance and authority to file and prosecute the suit; provided, however, that neither Party shall be required to transfer any right, title or interest in or to any property to the other Party or any Third Party to confer standing on a Party hereunder.

9.4. Third Party Litigation. In the event a third party institutes a suit against Sublicensee for any allegation of infringement involving a Licensed Product, Sublicensee will promptly inform Licensee and keep Licensee regularly informed of the proceedings.

9.5. Damages. Any damages, monetary awards or other amounts recovered, whether by judgment or settlement, pursuant to any suit, proceeding or other legal action taken under this Section 9, shall applied as follows:

(a) First, to reimburse the Parties for their respective costs and expenses (including reasonable attorneys’ fees and costs) incurred in prosecuting such enforcement action;

(b) Second, to Sublicensee in reimbursement for lost sales (net of royalties) associated with Licensed Products and to Licensee in reimbursement for lost royalties owing hereunder based on such lost sales;

(c) Third, any amounts remaining shall be allocated as follows: (a) if Licensee is the Party bringing such suit or proceeding or taking such other legal action, one hundred percent (100%) to Licensee, (b) if Sublicensee is the Party bringing such suit or proceeding or taking such other legal action, one hundred percent (100%) to Sublicensee, and (c) if the suit is brought jointly, fifty percent (50%) to each Party.

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10. Compliance with Laws.

10.1. Patent Marking. Sublicensee shall mark all Licensed Products sold after the Effective Date in accordance with the applicable patent laws, if any, of the jurisdictions in which such Licensed Products are manufactured, used or sold. Without limitation, Sublicensee shall mark all Licensed Products sold in the United States with the applicable U.S. patent numbers of the applicable Patents and/or “Patent Pending” as appropriate, which marking may comprise virtual marking. Sublicensee shall provide Licensee with representative samples of Licensed Products from time to time upon Licensee’s reasonable request to ensure compliance with this provision.

10.2. Recordation of Licenses. Sublicensee will record, register, and give required notice concerning this Agreement, at its own expense, in each country in the Territory where an obligation under law exists to so record, register, or give notice.

10.3. Regulatory Clearance. Sublicensee acknowledges and agrees that Sublicensee shall be responsible, at its sole cost and expense, for all regulatory clearance, compliance, and reporting to which the Licensed Products are subject in all jurisdictions. Licensee shall, and shall cause Licensor to, cooperate with Sublicensee with respect to such regulatory activities as reasonably necessary. Upon termination of this Agreement, Sublicensee agrees, if permitted by applicable law, to assign its full right, title, and interest in and to any market clearance application or registration, including all data relating thereto, to Licensee, or Licensor, if applicable, at no cost to Licensee or Licensor.

10.4. Export Control. The Parties agree not to use or otherwise export or re-export anything exchanged or transferred between them pursuant to this Agreement except as authorized by applicable United States law and the laws of the jurisdiction in which it was obtained. In particular, but without limitation, items exchanged may not be exported or re-exported (a) into any U.S. embargoed countries or (b) to anyone on the U.S. Treasury Department’s list of Specially Designated Nationals or the U.S. Department of Commerce Denied Person’s List or Entity List. By entering into this Agreement, each Party represents and warrants that they are not located in any such country or on any such list. Each Party also agrees that they will not use any item exchanged for any purposes prohibited by United States law, including, without limitation, the development, design, manufacture or production of missiles, or nuclear, chemical or biological weapons. In the event either Party becomes aware of any suspected violations of this paragraph that Party will promptly inform the other Party of such suspected violation, and cooperate with one another in any subsequent investigation and defense, be they civil or criminal.

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11. Representations, Warranties, and Disclaimers.

11.1. Licensee Representations. Licensee represents and warrants that:

(a) it is duly organized, validly existing and in good standing as a limited liability company under applicable state law and has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder;

(b) this Agreement has been duly executed and delivered by its authorized representative, constitutes a binding obligation of Licensee, and is enforceable in accordance with its terms;

(c) Licensee has the full right and legal capacity to grant the rights granted to Sublicensee hereunder without violating the rights of any Third Party;

(d) To the best of Licensee’s knowledge, the Licensed Patents and Trademarks have been properly filed and prosecuted;

(e) Licensee is not aware of any Third Party patent, patent application or other intellectual property rights that would be infringed (i) by practicing any process or method or by making, using or selling any composition which is claimed or disclosed in, or which constitutes, Licensed IP, or (ii) by making, using, offering for sale, selling or importing Licensed Products;

(f) Licensee is not aware of any Third Party trademark that would be infringed by use of the Trademarks pursuant to this Agreement; and

(g) Licensee is not aware of any infringement or misappropriation by a Third Party of the Licensed IP or Trademarks.

11.2. Sublicensee Representations. Sublicensee represents and warrants that:

(a) it is duly organized, validly existing and in good standing as a corporation under applicable state law and has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder;

(b) this Agreement has been duly executed and delivered by its authorized representative, constitutes a binding obligation of Sublicensee, and is enforceable in accordance with its terms; and

(c) its rights and obligations under this Agreement do not conflict with any contractual obligation or court or administrative order by which it is bound, and it shall comply with all applicable international, national and state laws, ordinances and regulations in its performance under this Agreement.

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11.3. Disclaimers.

(a) EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY NATURE, DIRECTLY OR INDIRECTLY, EXPRESS, STATUTORY OR IMPLIED, INCLUDING WITHOUT LIMITATION, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OF NON-INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS OF THIRD PARTIES, OR ANY OTHER EXPRESS OR IMPLIED WARRANTIES.

(b) EXCEPT AS PROVIDED IN THIS AGREEMENT, LICENSOR AND LICENSEE PROVIDE THE LICENSED IP AND TRADEMARKS “AS IS,” “WITH ALL FAULTS” AND “WITH ALL DEFECTS,”. EXCEPT AS PROVIDED IN THIS AGREEMENT, LICENSOR AND LICENSEE EXPRESSLY DISCLAIM ANY IMPLIED WARRANTIES ARISING FROM ANY COURSE OF DEALING, USAGE OR TRADE PRACTICE, WITH RESPECT TO: THE SCOPE, VALIDITY OR ENFORCEABILITY OF THE LICENSED IP AND TRADEMARKS; THAT ANY PATENT WILL ISSUE BASED UPON ANY PENDING PATENT APPLICATION; OR THAT THE USE, SALE, OFFER FOR SALE OR IMPORTATION OF THE LICENSED IP OR TRADEMARKS WILL NOT INFRINGE OTHER INTELLECTUAL PROPERTY RIGHTS. NOTHING IN THIS AGREEMENT WILL BE CONSTRUED AS AN OBLIGATION FOR LICENSOR OR LICENSEE TO BRING, PROSECUTE OR DEFEND ACTIONS REGARDING THE LICENSED IP AND TRADEMARKS.

11.4. Exclusion of Consequential and Other Indirect Damages. TO THE MAXIMUM EXTENT PROVIDED UNDER APPLICABLE LAW, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE LOSSES OR DAMAGES, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND IN NO EVENT WILL EITHER PARTY’S LIABILITY EXCEED THE TOTAL AMOUNT OF ROYALTIES PAID TO LICENSEE BY SUBLICENSEE AS OF THE DATE OF FILING AN ACTION AGAINST LICENSEE THAT RESULTS IN THE SETTLEMENT OR AWARD OF DAMAGES TO SUBLICENSEE.

12. Indemnification and Insurance.

12.1. Indemnification.

(c) Sublicensee shall indemnify, defend, and hold Licensor and Licensee, and their officers, directors, employees, agents, and independent contractors harmless from and against all losses, liabilities, judgments, settlements, interest, awards, penalties, fines, damages, costs and expenses of whatever kind (including, without limitation, reasonable attorneys’ fees) (collectively, “Losses”) arising from any Third Party claims, demands, causes of action, lawsuits or other proceedings (“Claims”) filed or otherwise instituted against Licensor or Licensee related directly or indirectly to or arising out of the development, testing, production, manufacture, supply, promotion, import, sale or use by any person of any Licensed Product (or any component thereof) manufactured or sold by Sublicensee or any Sub-sublicensee under this Agreement; except to the extent such Claim arises from the gross negligence or willful misconduct of Licensor or Licensee.

(a) Licensee shall indemnify, defend, and hold Sublicensee, its officers, directors, employees, agents, and independent contractors harmless from and against all Losses arising from any Claims related directly or indirectly to or arising out of (a) any breach by Licensee of its representations or warranties in this Agreement, or (b) the gross negligence or willful misconduct on the part of Licensor or Licensee.

12.2. Indemnification Procedures. In the event that a Party is seeking indemnification (the “Indemnified Party”) under Section 12.1 above from the other Party (the “Indemnifying Party”), the Indemnified Party shall notify the Indemnifying Party of such Claim as soon as reasonably practicable after the Indemnified Party receives notice of the claim; provided, the Indemnified Party’s failure or delay in providing such notice shall not relieve the Indemnifying Party of its indemnification obligations with respect to such Claim, except to the extent the Indemnifying Party’s ability to defend the Claim is materially prejudiced by such failure or delay, and the Indemnified Party shall permit the Indemnifying Party to assume direction and control of the defense of the Claim (including the right to settle the claim solely for monetary consideration) and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the Claim. The Indemnified Party shall reasonably cooperate with the Indemnifying Party and its legal representatives in the investigation of the Claim. The Indemnifying Party, in the defense of any such Claim, shall not, except with the approval of the Indemnified Party, consent to entry of any judgment or enter into any settlement which (a) would result in injunctive or other relief being imposed against the Indemnified Party, or (b) does not include as a term thereof the giving by the claimant to the Indemnified Party an unconditional release from all liability in respect to such Claim.

12.3. Insurance. Once Sublicensee begins to sell the Licensed Products, it shall for the rest of the Term maintain product liability insurance that is reasonably adequate to cover third party Losses arising from Licensed Products produced by Sublicensee and its Sub-sublicensees, Sublicensee’s indemnity obligations to Licensor and Licensee hereunder and any other obligation to Licensor and Licensee under this Agreement, but not less than one million dollars ($1,000,000) for injuries to any one person arising out of a single occurrence and five million dollars ($5,000,000) for injuries to all persons arising out of a single occurrence. Sublicensee shall provide Licensor and Licensee with written evidence of insurance upon request. Sublicensee shall continue to maintain the insurance after the expiration or termination of this Agreement while Sublicensee or its Sub-sublicensees continue to make, use, import, offer for sale or sell Licensed Products. The minimum limits of any insurance coverage required herein shall not limit Sublicensee’s liability.

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13. Term and Termination.

13.1. Term. This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance herewith, shall continue in force and effect until the date of expiration of the Royalty End Date (such period, the “Term”). Following the expiration (but not earlier termination) of the Term, the grants in Sections 2.1 and 2.2 shall become fully-paid and perpetual.

13.2. Termination for Material Breach. If a Party materially breaches this Agreement in a manner that cannot be cured, or materially breaches this Agreement in a manner that can be cured, including but not limited to, with respect to Sublicensee, the failure to make any required royalty payments or submit any required reports hereunder, and such breach remains uncured for more than thirty (30) days after the receipt by the breaching Party of notice specifying the breach, then the non-breaching Party shall have the right to terminate this Agreement in full upon written notice to the breaching Party, in addition and without prejudice to any other rights or remedies the non-breaching Party may have.

13.3. Termination for Bankruptcy. If a Party (a) becomes insolvent or admits inability to pay its debts generally as they become due; (b) becomes subject, voluntarily or involuntarily, to a petition for relief under any bankruptcy or insolvency law; (c) makes an assignment for the benefit of creditors; (d) is subject to the appointment of a receiver, trustee, custodian or similar agent appointed by a court, for all or a substantial part of such Party’s assets, and such petition, assignment or appointment is not dismissed or vacated within sixty (60) days; or (e) is dissolved or liquidated or takes any corporate action for such purpose, the other Party, in addition and without prejudice to any other rights or remedies it may have, shall have the right to terminate this Agreement in full upon written notice to such Party.

13.4. Voluntary Termination. Sublicensee shall have the right to terminate this Agreement at any time upon ninety (90) days written notice to Licensee.

13.5. Effect of Termination.

(a) Termination for Sublicensee Breach. Upon any termination of this Agreement by Licensee under Section 13.2 or 13.3, as of the effective date of such termination all relevant licenses and sublicenses granted by Licensee to Sublicensee hereunder shall terminate automatically. Notwithstanding the foregoing, (a) no such termination of this Agreement shall be construed as a termination of any valid sublicense of any Sublicensee hereunder, and thereafter each such Sub-sublicensee shall be considered a direct licensee of Licensee, provided that (i) such Sub-sublicensee is then in full compliance with all terms and conditions of its sublicense, (ii) all accrued payments obligations to Licensee have been paid, and (iii) such Sub-sublicensee agrees in writing to assume all applicable obligations of Sublicensee under this Agreement, and (b) Sublicensee and its Sub-sublicensees shall be permitted to dispose of all stocks of Licensed Products then in their respective possessions and in the course of manufacture at the effective date of termination for a period of one hundred eighty (180) days following such termination, subject to the terms of this Agreement. Royalties accrued during the 180-day sell-off period must be paid in full within thirty (30) days of the expiration of the sell-off period.

(b) Termination for Licensee Breach. Upon any termination of this Agreement by Sublicensee under Section 13.2 or 13.3, as of the effective date of such termination, Sublicensee thereafter automatically shall have a fully sublicensable and transferable, fully paid up, royalty-free, irrevocable, perpetual, exclusive license in the Territory under the Licensed IP and Trademarks, to develop, have developed, make, have made, use, sell, offer for sale, import and export any and all Licensed Products in the Territory in the Field.

(c) Payment Obligations. Termination of this Agreement shall not affect any obligation to pay money, indemnify, reimburse, maintain confidentiality, or otherwise which either Party hereto may have incurred during the Term hereof. Except as otherwise provided herein, payment of all sums then due by Sublicensee must be made in full within thirty (30) days of the date of termination or expiration.

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(d) Survival. The provisions of Sections 11.4, 12, 13.5, 14 and 16, shall survive any termination of this Agreement, in addition to any other provisions of this Agreement that by their nature must survive or are specifically identified as surviving the termination of this Agreement.

14. Confidentiality.

14.1. Confidentiality Obligations. Beginning on the Effective Date of this Agreement and continuing throughout the Term of this Agreement and thereafter for a period of five (5) years, neither Party will at any time, without the express prior written consent of the other Party, disclose or otherwise make known or available to any third party any Confidential Information of the other Party, except as provided in Section 14.2 below. Each Party shall utilize reasonable procedures to safeguard the other Party’s Confidential Information, including releasing such Confidential Information only to its employees, agents or Affiliates on a “need-to-know” basis, and shall not use the Confidential Information of the other Party for any purpose other than fulfilling its obligations or exercising its rights under this Agreement. Upon the termination or expiration of this Agreement, all Confidential Information of a Party shall be promptly returned or destructed, at the election of the other Party.

14.2. Right to Disclose.

(a) To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, a Party may disclose the other Party’s Confidential Information to its employees, consultants, outside contractors, or, with respect to Sublicensee, potential Sub-sublicensees, on the condition that each such entity agrees to obligations of confidentiality and non-use at least as stringent as those herein;

(b) If a Party is required by law, regulation or court order to disclose any of the other Party’s Confidential Information, it will have the right to do so, provided it: (i) promptly notifies the disclosing Party; and (ii) reasonably assists the disclosing Party to obtain a protective order or other remedy of the disclosing Party’s election and at the disclosing Party’s expense, and (iii) discloses only the minimum amount necessary to satisfy such legal obligation; and

(c) Each Party may disclose information to the extent such disclosure is reasonably necessary to (a) file and prosecute patent applications and/or maintain patents which are filed or prosecuted in accordance with the provisions of this Agreement, (b) file, prosecute or defend litigation in accordance with the provisions of this Agreement, and (c) if required by the United States Securities and Exchange Commission or any other regulatory body or stock exchange having jurisdiction over a Party or pursuant to whose rules and regulations such disclosure is required to be made; provided, however, that if a Party is required to make any such disclosure of the other Party’s Confidential Information in connection with any of the foregoing, it will give reasonable advance notice to the other Party of such disclosure requirement and will use reasonable efforts to assist such other Party in efforts to secure confidential treatment of such information required to be disclosed, or, in the case of a disclosure pursuant to subsection (c), to afford confidential treatment to the non-disclosing Party’s Confidential Information.

15. Use of Names. Neither Party shall use for publicity, promotion or otherwise, any logo, name, trade name, service mark or trademark of or referring to the other Party, without such Party’s prior, written, express consent, which may be withheld in such Party’s absolute discretion.

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16. General Provisions.

16.1. Entire Agreement; Counterparts. This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes and replaces all previous agreements, practices or courses of dealings between the Parties, whether written or oral, relating to the subject matter hereof. This Agreement may be executed in counterparts with the same force and effect as if each of the signatories had executed the same instrument.

16.2. Nature of Relationship. The relationship between the Parties is that of independent contractors. Nothing contained herein shall be deemed to create any association, partnership, joint venture or relationship of principal, agent, master or servant between the Parties hereto or to provide any Party with the right, power or authority to incur any obligation, or to make any representations, warranties or guarantees, on behalf of any other Party.

16.3. Notices. All notices and other business communications between the Parties related to this Agreement shall be in writing, sent by certified mail, address as follows:

To Licensee:	Sanovas Ophthalmology LLC
P.O. Box 20006
Tampa, FL 22622
Attn: Jerry Katzman, Manager
Email: jkeyesmd@yahoo.com

To Sublicensee:	Retinalgenix Technologies Inc.
1450 North McDowell Boulevard, Suite 150
Petaluma, CA 94954
Attn: Jerry Katzman, Chief Executive Officer
Email: jkatzman@retinalgenix.com

16.4. Assignment. Neither Party shall assign this Agreement, in whole or in part, without the other Party’s prior written consent, except Sublicensee may assign this Agreement as a whole, effective upon written notice to Licensee, in connection with a Change of Control, provided that such succeeding entity expressly assumes, in a writing delivered to Licensee, all of the terms and conditions of this Agreement, and Licensee may assign this Agreement in connection with the assignment of the Licensed IP and Trademarks as provided in Section 2.4. Subject to the foregoing, this Agreement shall be binding on the Parties and their successors and assigns.

16.5. Severability. Any provision hereof which may prove unenforceable under any law or by any court shall not affect the validity of any other provision hereof.

16.6. Waivers and Amendments. Except as expressly provided herein, no waiver by any Party of a breach of any covenant or condition of this Agreement by any other Party shall be construed to be a waiver of any succeeding breach of the same or any other covenant or condition. Except as otherwise expressly provided herein, this Agreement or any exhibit attached hereto, may not be changed or amended except by a writing expressly referring to this Agreement signed by both Parties.

16.7. Governing Law and Venue. This Agreement shall be governed by and construed under the laws of the State of California, United States, excluding its choice-of-law principles. The Parties agree that all controversies or disputes arising out of or relating to this Agreement shall be heard in either the State or Federal Courts having jurisdiction in the State of California, except that the interpretation, validity, and enforceability of the Patents will be governed by the patent laws of the country in which the patent application is pending or issued.

16.8. Headings. The headings of articles and sections used in this document are for convenience of reference only.

16.9. Force Majeure. Neither Party shall be held in breach of this Agreement because of acts or omissions caused by any act of God or other cause beyond the control of the Parties, including but not limited to fire, floods, war, or other unforeseen circumstances.

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IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have each caused its duly authorized representative to execute and deliver this Agreement as of the Effective Date.

Licensee: Sanovas Ophthalmology LLC

By:	/s/ Jerry Katzman
Name:	Jerry Katzman MD
Title:	Manager
Date:	June 24, 2021

Sublicensee: Retinalgenix Technologies Inc.

By:	/s/ Jerry Katzman
Name:	Jerry Katzman MD
Title:	CEO
Date:	June 24, 2021

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SCHEDULE A

LICENSED INTELLECTUAL PROPERTY

US Patent Number	9,936,872	Visualization of Eye Anatomy
US Patent Number	9,854,971	System and Method for Visualization of Ocular Anatomy
US Patent Number	10,368,743	System and Method for Visualization of Ocular Anatomy
US Patent Number	10,660,518	System and Method for Visualization of Ocular Anatomy
US Publication Number	20200281466	System and Method for Visualization of Ocular Anatomy
US Publication Number	20210121062	Patient Home Monitoring and Physician Alert for Ocular Anatomy

TRADEMARKS/TRADEMARK APPLICATIONS

US Application Number	90734128	Retinalgenix
US Application Number	90318799	RetinalCam

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